UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2021

TATTOOED CHEF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38615	82-5457906
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6305 Alondra Boulevard

Paramount, California 90723

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (562) 602-0822

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	TTCF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On March 10, 2021, Tattooed Chef, Inc. (the “Company”) issued a press release (the “Press Release”) announcing results for the full year 2020 and fourth quarter of 2020. A copy of the Press Release is attached hereto as Exhibit 99.1. On March 19, 2021, the Company filed its annual report on Form 10-K for the period ending December 31, 2020 (the “Annual Report”).

After consultation and discussions with BDO USA, LLP (“BDO”), the Company’s independent auditors for the fiscal year ended December 31, 2020, the Company’s management concluded that the certain items in the announced financial results set forth in the Press Release needed to be adjusted. The adjustments relate to the treatment of certain transactions contemplated by the Agreement and Plan of Merger, which was amended on August 10, 2020 by the First Amendment to the Agreement and Plan of Merger (the “Merger Agreement” and the transactions contemplated therein, the “Business Combination”) by and among the Company (f/k/a Forum Merger II Corporation), Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Myjojo, Inc., a Delaware corporation (“Ittella Parent”), and Salvatore Galletti, in his capacity as the holder representative, and have been incorporated into the Annual Report.

The first adjustment relates to the issuance by Ittella Parent to an executive of the Company one share of Class A special stock which was exchanged, at the closing of the Business Combination, for 500,000 shares of our common stock. In addition, the executive of the Company received $1.0 million in cash at the closing of the Business Combination. The total value of the cash and stock was previously recorded as merger consideration, received in exchange for the one share of Class A special stock. After reconsideration and consultation with BDO, the Company determined to record the cash and stock as compensation in the Company’s income statement, and it has been reflected as such in the Company’s financial results as presented in the Annual Report.

The second adjustment relates to the valuation of the shares placed in escrow at the closing of the Business Combination, to be delivered to certain of the Ittella Parent stockholders upon the achievement of specified stock price thresholds (the “Holdback Shares”). The measured value of the Holdback Shares at the time of their release from escrow, relative to their measured value at the closing of the Business Combination, resulted in a gain on settlement.

The net effect of these adjustments resulted in an increase to net income of approximately $23.4 million both for the fourth quarter and for the full year 2020. These adjustments are non-recurring and primarily are non-cash based. These adjustments did not impact the Company’s reported revenue, Adjusted EBITDA, cash, or guidance for 2021.

A copy of the press release issued by the Company announcing these adjustments is attached hereto as Exhibit 99.2.

The information in this Item 2.02 and Exhibits 99.1 and 99.2 attached hereto shall not be deemed “filed” for purposes of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated March 10, 2021
99.2	Press Release, dated March 19, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TATTOOED CHEF, INC.

By:	/s/ Charles F. Cargile
Name:	Charles F. Cargile
Title:	Chief Financial Officer

Date: March 19, 2021